FREE WRITING PROSPECTUS Dated August 30, 2016	Filed Pursuant to Rule 433 Registration No. 333-207756 Registration No. 333-207756-02

$941,490,000

World Omni Auto Receivables Trust 2016-B

Issuing Entity

$192,00,000 Class A-1 Asset-Backed Notes, Series 2016-B

$324,000,000 Class A-2 Asset-Backed Notes, Series 2016-B

$324,000,000 Class A-3 Asset-Backed Notes, Series 2016-B

$75,480,000 Class A-4 Asset-Backed Notes, Series 2016-B

$26,010,000 Class B Asset-Backed Notes, Series 2016-B

World Omni Auto Receivables LLC

Depositor

World Omni Financial Corp.

Servicer and Sponsor

The depositor has filed with the Securities and Exchange Commission (“SEC”) a preliminary prospectus dated August 30, 2016, which describe the notes to be issued by the issuing entity. You should review the preliminary prospectus in its entirety before deciding to purchase any of the notes.

Ratings

It is a condition to the issuance of the notes (other than any classes of notes that are entirely retained by the depositor or one or more affiliates thereof on the closing date, which may not be rated if retained) that, on the closing date, each class of notes will receive at least the following ratings from S&P Global Ratings, a division of S&P Global (“Standard & Poor’s”), and Fitch Ratings, Inc. (“Fitch”):

Class	Standard & Poor’s	Fitch

A-1	A-1+(sf)	F1+sf
A-2	AAA(sf)	AAAsf
A-3	AAA(sf)	AAAsf
A-4	AAA(sf)	AAAsf
B	AA(sf)	AAsf

Joint Bookrunners of the Class A Notes

J.P. Morgan	Barclays	Wells Fargo Securities

Co-Manager of the Class A Notes

BofA Merrill Lynch	Comerica Securities	Mizuho Securities	MUFG	PNC Capital Markets LLC

Underwriters of the Class B Notes

J.P. Morgan	Barclays	Wells Fargo Securities

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the issuer, the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629.